Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Employee Stock Purchase Plan of Lamar Advertising Company of our report dated February 15, 2019, with respect to the consolidated statement of revenues and certain expenses of certain markets of FMG Outdoor Holdings, LLC acquired by Lamar Media Corp. for the year ended December 31, 2017, included in Lamar Advertising Company’s Current Report on Form 8-K/A dated March 1, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

July 17, 2019